Paladin Realty Income Properties, Inc.

October 31, 2013

Dear Registered Representatives and Investment Advisors,

On November 1, 2013, Paladin Realty Income Properties, Inc. (or Paladin) will file a proxy statement with the Securities and Exchange Commission, or the SEC, relating to our Annual Meeting of Stockholders, or the Annual Meeting, which will be held on December 19, 2013, at our headquarters at 10880 Wilshire Boulevard, Suite 1400, Los Angeles, California 90024. The Annual Meeting will start at 10:00 AM local time. The proxy statement will be mailed to our stockholders on or about November 1, 2013.

At the Annual Meeting, our stockholders will be asked to vote on, among other things, a proposal to approve the merger of Paladin Realty Income Properties, L.P. (or Paladin OP), with and into a wholly owned subsidiary of Resource Real Estate Opportunity OP, LP (or Resource OP), pursuant to the Agreement and Plan of Merger (or the agreement), which we refer to as the transaction, as well as our dissolution.

We are pleased to be able to present the transaction for our stockholders’ approval, as it provides our stockholders with liquidity and what we believe to be an attractive valuation for our assets. The transaction concludes a robust process begun by our board of directors more than a year ago. That process evaluated options to maximize stockholder value given that we were not as successful as we anticipated in raising sufficient offering proceeds to achieve the economies of scale necessary to cover all property and company-level expenses and also pay the 6% annual distribution we have paid to stockholders monthly since inception.

Although technically structured as a “merger” of Paladin OP with a wholly owned subsidiary of Resource OP, the transaction is essentially an all-cash sale of Paladin’s interests in real estate assets to Resource Real Estate Opportunity REIT, Inc. (or Resource) whereby Paladin will distribute to its stockholders Paladin’s share of the cash received from the sale. As a result, Paladin’s stockholders will not own any shares of Resource after the transaction closes.

Resource will pay $51.2 million in cash, subject to adjustment, for all of Paladin’s interests in real estate assets. Following the consummation of the transaction, Paladin’s 99.8% portion of this $51.2 million and the remaining cash in the bank (approximately $9.08 million held by Paladin and Paladin OP as of September 30, 2013, plus an additional $3.0 million in cash proceeds from the recent sale of Beechwood Gardens Apartments), minus funds necessary for the payment by Paladin OP of fees and expenses related to the transaction, any other stockholder distributions, company expenses and reserves, or the total stockholder consideration, will be distributed to stockholders.

Our board of directors has unanimously approved the transaction, the agreement and the other matters contemplated by the agreement, as well as our dissolution, and has declared the transaction, the agreement, the other matters contemplated by the agreement, as well as our dissolution, advisable and in the best interests of Paladin and its stockholders. Our board of directors unanimously recommends that stockholders vote “FOR” the approval of the transaction and the other matters contemplated by the agreement, as well as our dissolution.

What does the transaction mean to our stockholders? If the transaction is completed, Paladin’s only remaining asset will essentially be cash. Paladin will then make a liquidating distribution of the cash (less reserves) to the stockholders in an amount we expect will be between $7.20 and $7.40 per share, assuming the transaction closes by December 31, 2013, as more fully described in the proxy statement. This liquidating distribution is in addition to the annual 6% distribution, paid monthly, since inception, received by stockholders. Stockholders will not receive any ownership interest in Resource. Paladin will dissolve following the payment of the liquidating distribution.

What are the next steps? On November 1, 2013 we will file a proxy statement with the SEC, which will be mailed to stockholders on or about November 1, 2013. The transaction and our subsequent dissolution must be approved by a majority of the outstanding shares of our common stock. The Paladin Board of Directors unanimously recommends that stockholders vote “FOR” the approval of the transaction and our subsequent dissolution, as stated more fully in the proxy statement.

How are votes cast? Voting instructions are included with the proxy statement. Additionally, a copy of the proxy statement and instructions can be found on Paladin’s website at www.Paladinreit.com. We encourage you and your clients to read the proxy statement carefully, including the exhibits. Stockholders may also call our proxy solicitor, Morrow & Co., LLC, at

1-800-245-1502 if they need assistance voting their shares.

What happens if we do not receive the necessary votes? If our stockholders do not approve the transaction and our subsequent dissolution, no transaction or dissolution will occur and Paladin will continue to operate its real estate portfolio and manage the overall activities of Paladin. However, Paladin’s corporate charter requires it to list its shares on a national securities exchange or begin an orderly liquidation of its assets no later than February 23, 2015. It is unlikely that Paladin will be large enough to list its shares on an exchange, and therefore, should Paladin not enter into another transaction to sell its interests in real estate assets before February 23, 2015, an orderly liquidation of its assets would likely commence by that date and would likely take six to twelve months to complete.

What happens to monthly distributions if the transaction is not approved? Monthly distributions to stockholders may be reduced and could cease completely if the transaction is not approved, as cash would need to be reserved for property operating expenses, property capital expenditures and company-level expenses to the extent projected property incomes and other sources of capital are insufficient to fund such needs.

Why is our board recommending the transaction? While we were successful in building a solid, well performing real estate investment portfolio with the offering proceeds we had raised, we were not as successful as we anticipated in raising sufficient offering proceeds for us to achieve economies of scale. As a result, portfolio income alone continues to be insufficient to cover all property and company level expenses, i.e., the general and administrative expenses of operating a public company, and also pay the current 6% annual distribution we have paid monthly to stockholders since inception. Our board was concerned that continuing to operate Paladin under these circumstances was not in the best interest of stockholders.

In June 2012, Paladin announced that it would evaluate its options to maximize stockholder value, including engaging an advisor to explore strategic alternatives. Our board reviewed a number of options, including liquidation of all of our assets now or in the future, as our corporate charter requires us to list or begin an orderly liquidation by February 23, 2015, or a sale, merger or other combination with another company. We conducted a competitive auction process and received a number of bids. We then had a second round of bidding. After careful consideration of several factors, including purchase price, type of consideration, i.e., cash or stock, liquidity, likelihood of closing, allocation of risk, etc., we and Paladin’s board determined the transaction to be the alternative that maximized value for our stockholders.

How can the shares be worth less than stockholders’ original investment when the apartment market is so strong? There are significant upfront fees and expenses related to the organization and offering of non-traded REITs (including Paladin), in addition to the ongoing expenses necessary to operate a public company. We had anticipated being able to raise enough proceeds during the offering period to build a larger portfolio with sufficient cash flow to mitigate the adverse effect of these expenses. Although the properties in our portfolio have performed well and are worth substantially more than their investment cost, we were unable to raise sufficient proceeds to achieve the scale that we anticipated; therefore, the cash flow we receive from the portfolio has been and continues to be insufficient to cover all of our expenses, including a 30 basis point annual asset management fee to Paladin Advisors, and pay the current monthly distribution to stockholders on an ongoing basis. This has the effect of eroding the value of the portfolio over time as offering proceeds and cash flow are directed toward expenses and distributions rather than additional earning assets.

Wasn’t the joint venture structure of our investments intended to protect stockholders from a decrease in value? We believe the joint venture structure did afford substantial protection to our stockholders. The joint venture structure provided protection to us in the case of a decrease in property cash flow and, in certain cases, a decrease in residual property value. The joint venture structure allowed Paladin to weather the recent financial crisis with minimum reduction in cash distributions from our property portfolio. However, the joint venture structure did not protect us from the erosion in value caused by not achieving the scale we anticipated. The portfolio is worth substantially more today than when the investments were made; however, as stated in the immediately preceding question, the increase in value was not sufficient to completely offset the organization and offering costs of a non-traded REIT and the expenses and fees of operating a public company.

How much additional compensation is Paladin Advisors receiving in the transaction? In many liquidity events in the non-traded REIT industry, the advisor to the REIT is paid significant compensation in order to complete the transaction. Paladin Advisors is only receiving consideration for its 0.2% ownership interest in Paladin OP, on the same terms and conditions as the consideration to be received by Paladin, for its interests in Paladin OP.

If the transaction is completed, when will stockholders receive the cash for their shares of Paladin common stock? Assuming the transaction closes, stockholders will shortly thereafter receive a liquidating distribution equal to their pro rata portion of the total stockholder consideration.

Is the transaction expected to be taxable to stockholders? Yes. The receipt of the total stockholder consideration for each share of Paladin common stock will be a taxable transaction for United States federal income tax purposes. Generally, for United States federal income tax purposes, stockholders will recognize gain or loss as a result of the transaction measured by the difference, if any, between the cash received for each share and their adjusted tax basis in that share. Because monthly distributions received by stockholders to date have been treated as a return of capital for tax purposes, their tax basis will be reduced accordingly. In addition, under certain circumstances, we may be required to withhold a portion of the total stockholder consideration under applicable tax laws. See “The Transaction — Material United States Federal Income Tax Consequences” on page 33 of the proxy statement for additional information. Tax matters can be complicated, and the tax consequences of the transaction to stockholders will depend upon their particular tax situation. We encourage stockholders to consult their tax advisor regarding the tax consequences of the transaction to them.

For more information, please see the proxy statement as filed with the SEC.

Each stockholder’s vote is very important regardless of the number of shares of common stock he, she or it owns. Whether or not stockholders plan to attend the Annual Meeting, we ask that they authorize their proxy by completing and returning the proxy card as promptly as possible. The failure to vote in person or by proxy (including as a result of broker non-votes and abstentions) will have the same effect as voting against the transaction and the other matters contemplated by the agreement, and our subsequent dissolution.

Whether or not a stockholder plans to attend our Annual Meeting, he, she or it can make certain that their shares are represented at the meeting by promptly authorizing a proxy (1) via the internet; (2) by telephone or (3) by mail, using the proxy card sent with the proxy statement.

Thank you for your and your clients’ investment in Paladin. We encourage stockholders to contact their investment advisor or registered representative if they have any questions or need additional information.

Sincerely,

James R. Worms

President and Chief Executive Officer

Paladin Realty Income Properties, Inc.

Statements included herein that are not historical facts are forward looking statements. These statements are only predictions. We caution that forward looking statements are not guarantees. Actual events or our investments and results of operations could differ materially from those expressed or implied in the forward looking statements. Forward looking statements are typically identified by the use of terms such as “may” “will” “should” “expect” “could” “intend” “plan” “anticipate” “estimate” “believe” “continue” “predict” “potential” or the negative of such terms and other comparable terminology. For a list of the factors that could cause actual results to vary materially from those expressed in these forward looking statements, see risks identified in Paladin’s Annual Report on Form 10-K filed with the SEC on March 28, 2013 at Item 1A, Risk Factors.